Exhibit 99.1

Legacy Education Announces First Quarter 2015 Earnings

CAPE CORAL, Fla., May 18, 2015 (BUSINESS WIRE) -- Legacy Education Alliance, Inc.(OTCQB: LEAI), a leading provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable, announces its financial results for the first quarter ended March 31, 2015.

First Quarter Highlights

  Cash sales remain stable
  International sales expansion gained further momentum

“Our focus on international expansion, which began in earnest in 2014, continues to gain momentum,” stated Anthony Humpage, CEO of Legacy Education. “Our Q1 non-U.S. sales now represent 29.0% of overall revenues, up from 24.7% in the year ago period. With our new offices opening in Hong Kong and South Africa, we will further strengthen our foundation for long-term growth as we position ourselves to capitalize on global opportunities and decrease our reliance on the Rich Dad brand in North America.”

Humpage continued, “We are pleased that we are executing on our strategy, although our results were negatively impacted by certain accounting changes. After shortening our contract terms and changing our revenue recognition policy with regards to DVD fulfillment, we experienced greater than expected revenue and profit performance for 2014 on a GAAP basis. This impacts year-over-year comparisons, which we expect will normalize by year-end.”

Results of Operations

Revenue for the three months ended March 31, 2015 was $21.7 million compared to $26.6 million for the three months ended March 31, 2014, a decrease of $4.9 million, or 18.4%. The decrease was primarily due to the decline in recognition of breakage revenue from expired contracts of $4.0 million due to the change in our revenue recognition policy with regards to DVD fulfillment and a decrease in attendance (i.e. fulfillment) at our elite training courses of $2.2 million in the U.S., Canada and the U.K. partially offset by a $1.0 million increase in recognition of breakage revenue from expired contracts and increased attendance in our international markets of $0.4 million. Cash sales for the three months ended March 31, 2015 was $22.7 million compared to $22.7 million for the three months ended March 31, 2014.

Total operating costs and expenses for the three months ended March 31, 2015 was $22.5 million compared to $23.3 million for the three months ended March 31, 2014, a decrease of $0.8 million, or 3.4%. The decrease was primarily driven by a $0.5 million decrease in advertising and sales expenses and a $1.0 million reduction in royalty expenses, partially offset by a $0.7 million increase in general and administrative expenses.

Net loss was $0.6 million, or $0.03 per basic and diluted share for the three months ended March 31, 2015, compared to net income of $4.7 million, or $0.30 per basic and diluted share for the year ago period.

About Legacy Education Alliance, Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable. We provide students with comprehensive instruction and mentoring on the topics of real estate, financial instruments investing, and entrepreneurship in the United States, Canada, the United Kingdom, and other international markets. Our training is offered in non-accredited free preview workshops, as well as basic training, advanced courses, mentoring and coaching, primarily under the Rich Dad® Education brand (“Rich Dad”). In addition to Rich Dad, we market our products and services under a variety of brands, including Martin Roberts™, Independent Woman™, Women in Wealth™, and Brick Buy Brick™. With more than 150 employees and nearly 60 independent contractors worldwide, Legacy Education Alliance, Inc. is committed to bringing the message of financial education to the people of the world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Form 10-K, filed on March 27, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Additional Notes:

Legacy Education Alliance, Inc. (OTCQB: LEAI) filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission on May 15, 2015. LEAI has provided access to the Quarterly Report on Form 10-Q on its website at http://ir.legacyeducationalliance.com/.

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person.

For additional information regarding this press release, contact

Jon Cunningham

RedChip Companies, Inc.

Tel: 1-800-RED-CHIP (733-2447), ext. 107

Email:jon@redchip.com